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                                                                    EXHIBIT 23.1

                         CONSENT OF GRANT THORNTON LLP

    We have issued our report dated January 17, 1998 (except for Note K, as to which the date is February 10, 1998), accompanying the consolidated financial statements of First Consulting Group, Inc. and subsidiaries contained in the Registration Statement and Joint Proxy/Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Joint Proxy/Prospectus, and to the use of our name as it appears under the caption "Experts".

/s/ GRANT THORNTON LLP
Los Angeles, California
September 30, 1998